ADDING OR DEDUCTING INSUREDS RIDER

It is agreed that:

1.  At the request of the Insured, the Underwriter adds to the list of Insured under the attached bond the following:

ASGI Aurora Opportunities Fund, LLC
ASGI Corbin Multi-Strategy Fund, LLC

Accepted:

ADDING OR DEDUCTING INSUREDS RIDER
FOR USE WITH ALL FORMS OF BONDS CONTAINING A JOINT
INSURED CLAUSE OR RIDER.  TO ADD OR DEDUCT JOINT
INSUREDS.

REVISED TO MAY, 1957.

This rider/endorsement, which forms part of and is for attachment to the following described bond/policy issued by the designated Underwriter/Company takes effect on the effective date of said bond/policy, unless another effective date is shown below, at the hour stated in said bond/policy and expires concurrently with said bond/policy.

Must Be Completed		Complete only when this rider/endorsement is not prepared with the bond/policy or is not to be effective with the bond/policy
Rider/Endorsement No. 7	Policy No. 425206127	Issued to: ASGI Agility Income Fund	Effective date of this rider/endorsement 01/03/2011

SR 5109a (ED. 5/57)	Page 1 of 1